PRESS RELEASE

Contacts:

Investors	Media
Investor Relations Department	Andrew Prusky
(800) 451-3801	Foamex International Inc.
(610) 744-2300

FOAMEX ANNOUNCES THIRD QUARTER 2008 RESULTS

MEDIA, PA, November 7, 2008 – Foamex International Inc. (OTC: FMXL) today announced results for the third quarter ended September 28, 2008.

Net sales for the 2008 third quarter were $234 million, down from $291 million in the third quarter of 2007. The decrease was driven by lower sales volumes across all segments. Gross profit was $25.7 million, or 11% of net sales, compared to $34.1 million, or 12% of net sales, in the third quarter of 2007.

Income from operations was $9.9 million for the 2008 third quarter, compared to income from operations of $12.2 million in the third quarter of 2007. Consolidated EBITDA for Foamex L.P. (as defined in the Company's credit agreements) was $15.7 million for the third quarter of 2008.

Commenting on the quarter, Jack Johnson, President and Chief Executive Officer, said, “Through assignments of second lien term loans and our focus on working capital, we reduced debt levels in the third quarter by $38 million to $379.7 million. These accomplishments further demonstrate our ability to solidly position the Company in the face of weak end-markets.”

Johnson continued, “We have moved aggressively over the past 18 months to deal with these challenging business conditions and position ourselves for the future. We have consolidated our core businesses, improving economies of scale and operating efficiencies. We continue to invest in our innovative technologies, new product development and new market opportunities. These efforts, coupled with ongoing debt reduction, should enable us to realize the full earnings power of our core businesses and our technological advantage as the economy stabilizes and begins to improve.”

About Foamex International Inc.

Foamex, headquartered in Media, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-looking statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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Foamex International Inc. and Subsidiaries

Consolidated Statements of Operations

($ Thousands, except EPS data)

[Unaudited]

	Quarters Ended		Three Quarters Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(thousands, except per share amounts)
Net Sales	$234,291	$290,819	$716,476	$905,509
Cost of Goods Sold	208,591	256,712	648,998	794,257
Gross Profit	25,700	34,107	67,478	111,252
Selling, General and Administrative Expenses	14,105	18,269	46,405	51,538
Gain on Sale of Assets	145	70	1,426	231
Restructuring Charges	1,821	3,687	6,348	6,493
Goodwill Impairment Charge	—	—	38,478	—
Income (Loss) from Operations	9,919	12,221	(22,327)	53,452
Interest and Debt Issuance Expense	(8,993)	(12,619)	(32,502)	(54,317)
Gain (Loss) on Extinguishments of Debt	3,258	—	22,899	(530)
Income from Equity Interest in Joint Venture	—	4,349	—	5,565
Other Income (Expense) Net	(1,051)	(394)	2,319	(195)
Reorganization Items, Net	—	—	—	(8,256)
Income (Loss) from Continuing Operations Before Income Taxes	3,133	3,557	(29,611)	(4,281)
Provision for Income Taxes	361	4,032	777	5,396
Income (Loss) from Continuing Operations	2,772	(475)	(30,388)	(9,677)
Loss from Discontinued Operations	—	(118)	—	(1,414)
Net Income (Loss)	2,772	(593)	(30,388)	(11,091)
Series D Preferred Stock Dividends	(138)	—	(298)	—
Participation Rights of Series D Preferred Stock in Undistributed Income	(258)	—	—	—
Net Income (Loss) Available to Common Stockholders	$2,376	$(593)	$(30,686)	$(11,091)

Income (Loss) Per Share – Basic:
Income (Loss) from Continuing Operations	$0.01	$(0.02)	$(0.33)	$(0.46)
Loss from Discontinued Operations	—	(0.01)	—	(0.06)
Net Income (Loss)	$0.01	$(0.03)	$(0.33)	$(0.52)

Income (Loss) Per Share – Diluted
Income (Loss) from Continuing Operations	$0.01	$(0.02)	$(0.33)	$(0.46)
Loss from Discontinued Operations	—	(0.01)	—	(0.06)
Net Income (Loss)	$0.01	$(0.03)	$(0.33)	$(0.52)

-more-

Foamex International Inc. and Subsidiaries

Selected Financial Data

($Millions)

(Unaudited)

	September 28, 2008	December 30, 2007
Balance Sheet:
Cash	$1.8	$5.2

Accounts Receivable, Net	$137.5	$148.7

Inventories	$87.3	$94.2

Current Assets	$242.1	$264.6

Total Assets	$363.8	$430.6

Revolving Credit Borrowings	—	$7.9

Accounts Payable	$108.4	$101.2

Current Liabilities	$163.4	$156.4

Shareholders’ Deficit	$(218.8)	$(298.1)

	Three Quarters Ended September 28, 2008	Year Ended December 30, 2007
Other:
Depreciation and Amortization	$12.3	$21.3

Capital Expenditures	$11.4	$13.5

Foamex International Inc. and Subsidiaries

Reconciliation of Consolidated EBITDA to Net Income

($Millions)

(Unaudited)

	Quarter Ended	Quarter Ended
	September 28, 2008	September 30, 2007
Consolidated EBITDA	$15.7	$23.6

Adjustments:
Interest and Debt Issuance Expense	(9.0)	(12.6)

Gain (loss) on extinguishment of debt	3.3	—

Income from Equity Interest in Joint Venture	—	4.3

Depreciation and Amortization	(4.2)	(5.4)

Restructuring Charges	(1.8)	(3.7)

Provision for Income Taxes	(0.4)	(4.0)

Income (Loss) from Discontinued Operations	—	(0.1)

Other, Net	(0.8)	(2.7)

Net Income	$2.8	$(0.6)